FIRST AMENDMENT TO
SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
THIS FIRST AMENDMENT TO SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Amendment”) is entered into as of October [ ], 2022, between ARTESIAN WATER COMPANY, INC., a Delaware corporation (the “Company”), and CoBANK, ACB, a federally chartered instrumentality of the United States (“CoBank”).
BACKGROUND
The Company and CoBank are parties to a Second Amended and Restated Revolving Credit Agreement dated as of September 20, 2019 (the “Agreement”).  The parties now desire to amend the Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
SECTION 1. Defined Terms. Capitalized terms used in this Amendment and not defined herein shall have the meanings given to those terms in the Agreement.
SECTION 2. Amendments.
(a) Section 2.01 of the Agreement is hereby amended and restated to read as follows:
SECTION 2.01. The Commitment.  On the terms and conditions set forth in this Agreement, the Lender agrees to make loans (each a “Loan” and collectively the “Loans”) to the Company from time to time until October 29, 2023 or such later date as CoBank may, in its sole discretion, authorize in writing (the “Maturity Date”), in an aggregate principal amount not to exceed, at any one time outstanding, $20,000,000 (the “Commitment”). The Commitment will be renewed for an additional year only if, on or before the Maturity Date, CoBank provides to the Company a written notice of renewal for an additional year (a “Renewal Notice”).  If on or before the Maturity Date, CoBank grants a short-term extension of the Commitment, the Commitment will be renewed for an additional year only if CoBank provides to the Company a Renewal Notice on or before such extended expiration date.  All annual renewals will be measured from, and effective as of, the same day as the Maturity Date in any year.  Within the limits and during the term of the Commitment, the Company may borrow, prepay pursuant to Section 2.07 hereof, and reborrow.
(b) Section 2.04 of the Agreement is hereby amended and restated to read as follows:
SECTION 2.04. Interest.
(A) Interest Rate Options. The Company agrees to pay interest on the unpaid principal balance of the Loans in accordance with one or more of the following interest rate options, as selected by the Company in accordance with the terms hereof:
(1) Daily Simple SOFR Option.  At a variable rate per annum equal at all times to 1.45% above Daily Simple SOFR (the “Daily Simple SOFR Option”). Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Company.
(2) Term SOFR Option.  At a rate per annum equal at all times to 1.45% above Term SOFR for the applicable Interest Period as published by the Term SOFR Administrator on the date that is two U.S. Government Securities Business Days prior to the first day of such interest period (the “Term SOFR Option”).  Under the Term SOFR Option, rates may be fixed on balances of $100,000 or in multiples thereof for Interest Periods of one or three months, as selected by the Company; provided, however, that: (a) in no event may rates be fixed for Interest Periods extending past the Maturity Date; and (b) the maximum number of balances that may be subject to the Term SOFR Option at any one time shall be five.
(B) Elections. Subject to the limitations set forth above, the Company: (1) shall select the applicable rate option(s) each time it requests a Loan; (2) may, on three Business Days’ notice, elect to convert balances bearing interest at the Daily Simple SOFR Option to the Term SOFR Option; and (3) may, three Business Days’ prior to the expiration of any Interest Period elect, effective on the last day of the Interest Period, to refix a rate under the Term SOFR Option or convert the balance to the Daily Simple SOFR Option; provided, that, no balances may be refixed under or converted to the Term SOFR Option during a Default or Event of Default.  In the absence of an election provided for herein, the Company shall be deemed to have elected the Daily Simple SOFR Option.  All elections provided for herein may be made telephonically, in writing, or, if agreed to in a separate agreement, electronically, and must be received by 12:00 Noon Company’s local time on the applicable day.  Any election made telephonically, shall, if required by CoBank, be promptly confirmed in writing.
(C) Calculation and Payment.  Interest shall be calculated on the actual number of days each Loan is outstanding on the basis of a year consisting of 360 days.  In calculating interest, the date each Loan is made shall be included and the date each Loan is repaid shall, if received before 3:00 P.M. Mountain time, be excluded.  Interest shall be: (1) calculated monthly in arrears as of the last day of each month and on the Maturity Date; and (2) due and payable on the 20th day of the following month and on the Maturity Date.  Notwithstanding the foregoing, at CoBank’s option, interest on balances bearing interest at the Term SOFR Option shall be payable on the last day of the Interest Period.
(D) Benchmark and Tenor Replacement and Modification.  Notwithstanding anything to the contrary in this Agreement or in any other Credit Document:
(1) if at any time CoBank determines that (a) any interest rate offered hereunder (each such interest rate, a “Benchmark”) or any tenor of such Benchmark has been, or is likely to be, discontinued; (b) any Benchmark or any tenor of any Benchmark is not or is likely to not be representative of the underlying market and economic reality that such Benchmark or tenor is intended to measure; (c) any Benchmark or any tenor of any Benchmark does not, or is likely not to, adequately and fairly reflect the cost to CoBank of making or maintaining loans hereunder; or (d) any Benchmark or any tenor of any Benchmark is, or is likely to be, unlawful, CoBank may amend this Agreement and any other Credit Document to replace such Benchmark or tenor with a Benchmark Replacement or to remove such tenor.  The selection of a Benchmark Replacement by CoBank may be for one, some or all tenors of the then-current Benchmark.  “Benchmark Replacement” means, for any Benchmark or tenor, a replacement benchmark rate, which may include a spread adjustment, that has been selected by CoBank in its sole discretion, giving due consideration to (i) any recommendation by a relevant governmental body of a replacement benchmark rate, the mechanism for determining such a rate or a spread adjustment, or (ii) any evolving or then-prevailing market convention for determining a benchmark rate or a spread adjustment. CoBank may effect such amendments to this Agreement and the other Credit Documents as CoBank in its sole discretion deems appropriate to reflect the adoption and implementation of such replacement rate, which amendments will become effective without any further action or consent of any other party to this Agreement or any other Credit Document; provided that CoBank shall give the Company notice of any such amendment.  In no event shall any Benchmark Replacement be less than zero percent (0.00%).
(2) if at any time CoBank determines in its discretion that any Benchmark or any tenor of any Benchmark is unavailable for any reason on a temporary basis, CoBank may (a) calculate such Benchmark or tenor using such previous or historical publications of such Benchmark or tenor as CoBank determines in its discretion to be appropriate, (b) suspend the availability of such tenor or (c) select and apply a Benchmark Replacement during such period.
(3) CoBank will have the right to make from time to time any technical, administrative or operational changes that CoBank decides in its discretion may be appropriate to permit or enhance the efficient administration of any Benchmark or any tenor of any Benchmark or the adoption, implementation or administration of any Benchmark Replacement or any tenor of any Benchmark Replacement.  Any amendments implementing such changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document; provided that CoBank shall give the Company notice of any such amendment.
(4) CoBank does not warrant or accept responsibility for, and each of the parties hereto hereby acknowledge and agree (for the benefit of CoBank) that CoBank shall not have any liability with respect to (a) the administration of, submission of, calculation of or any other matter related to any rate using SOFR as an index, any Benchmark, or any component definition thereof or rates referred to in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, any rate using SOFR as an index, any initial Benchmark or any other Benchmark, or any Benchmark Replacement prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any modifications pursuant to this Section 2.04(D).  CoBank and its affiliates or other related entities may engage in transactions that affect the calculation of any rate using SOFR as an index, any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Company.  CoBank may select information sources or services in its reasonable discretion to ascertain any rate using SOFR as an index, any initial Benchmark or any other Benchmark or Benchmark Replacement, in each case pursuant to the terms of this Agreement, and shall have no liability to the Company or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
(c) Section 2.07(A) of the Agreement is hereby amended and restated to read as follows:
(A) Voluntary. The Company shall have the right upon three Business Days prior notice (which notice shall be irrevocable), to prepay the Loans in whole or part. In the event the Company prepays any balance bearing interest at the Term SOFR Option, then at the time thereof, the Company shall pay to CoBank a prepayment surcharge calculated in accordance with Section 2.11 hereof.
(d) Section 2.11 of the Agreement is hereby amended and restated to read as follows:
SECTION 2.11. Broken Funding Surcharge.  In the event the Company:  (i) repays any balance bearing interest at the Term SOFR Option prior to the last day of the Interest Period applicable thereto, whether such payment is made voluntary, by reason of acceleration, or otherwise; or (ii) fails for any reason to borrow, convert to, or renew any balance bearing interest at the Term SOFR Option on the date fixed therefor, then the Company shall pay to the Lender a surcharge calculated in accordance with the next sentence hereof.  Such surcharge shall be in an amount equal to the greater of: (i) the present value of the sum of: (a) any funding losses imputed by the Lender to have been incurred as a result of such payment, conversion or failure; and (b) a per annum yield of ½ of 1% on the amount prepaid, converted or not borrowed for the period such amount was scheduled to have been outstanding at such fixed rate; or (ii) $300.  Such surcharge shall be determined and calculated in accordance with methodology established by the Lender, a copy of which will be made available upon request.
(e) Exhibit A to the Agreement is hereby amended to amend and restate the following definitions:
“Business Day” means a day on which CoBank and the Federal Reserve Bank are open for business.
“Interest Period” means a period commencing on the date an election by the Company of the Term SOFR Option becomes effective and ending on the numerically corresponding day that is one or three months thereafter, as the Company has selected pursuant to Section 2.04(A)(2); provided, however, that: (i) in the event such ending day is not a Business Day, such period shall be extended to the next Business Day unless such next Business Day falls in the next calendar month, in which case it shall end on the preceding Business Day; and (ii) if there is no numerically corresponding day in the month, then such period shall end on the last Business Day in the relevant month.
(f) Exhibit A to the Agreement is hereby amended to add the following definitions in alphabetical order:
“Daily Simple SOFR” means SOFR for the day that is five U.S. Government Securities Business Days prior to (i) if such day is a U.S. Government Securities Business Day, such day or (ii) if such day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such day, in each case, as SOFR is published (at such time as CoBank may determine in its sole discretion) by the SOFR Administrator on the SOFR Administrator’s website (or any successor source identified by the SOFR Administrator from time to time); provided, that, in no event shall the rate be less than 0.00%.
“Daily Simple SOFR Option” shall have the meaning set forth in Section 2.04(A)(1).
“SOFR” means, for any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Term SOFR” means the rate per annum determined by CoBank as the forward-looking term rate for a tenor comparable to the applicable Interest Period based on SOFR on the day that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator;  provided, that, in no event shall the rate be less than 0.00%.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR selected by CoBank in its reasonable discretion).
“Term SOFR Option” shall have the meaning set forth in Section 2.04(A)(2).
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday, or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
(g) Exhibit A to the Agreement is hereby amended to delete the definitions of “Banking Day”, “LIBOR”, “LIBOR Balance”, “LIBOR Option” and “Variable Rate Option”.
SECTION 3. Representations and Warranties. To induce CoBank to enter into this Amendment, the Company represents and warrants that: (A) no consent, permission, authorization, order or license of any governmental authority or of any party to any agreement to which the Company is a party or by which it or any of its property may be bound or affected, is necessary in connection with the execution, delivery, performance or enforcement of this Amendment; (B) this Amendment has been duly authorized, executed and delivered, and creates legal, valid, and binding obligations of the Company which are enforceable in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar Laws affecting the rights of creditors generally; and (C) the Company is in compliance with all of the terms of the Credit Documents, and no Default or Event of Default exists. Without limiting (C) above, the Company represents and warrants that it is in compliance with all notice provisions of the Agreement, including, without limitation, the requirement to notify CoBank of the commencement of material litigation and of certain environmental matters.
SECTION 4. Confirmation. Except as amended hereby, the Agreement shall remain in full force and effect as written.
SECTION 5. Counterparts and Electronic Delivery. This Amendment may be executed in counterparts (and by different parties in different counterparts), each of which shall constitute an original, and all of which when taken together shall constitute a single agreement. In addition, this Amendment may be delivered by electronic means.
Signature page follows

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the date shown above.
CoBANK, ACB	ARTESIAN WATER COMPANY, INC.
By:	By:
Name:	Name:
Title:	Title: